Exhibit 99.1

NEWS RELEASE

804 East Gate Drive, Suite 200, Mount Laurel, NJ 08054

for immediate release

inTEST Reports $29.8 Million in Revenue for First Quarter 2024

●	Sequentially first quarter revenue increased 7%, or $1.9 million, including $1.4 million in revenue from the Alfamation acquisition

●

Compared with the prior-year period, overall sales declined while the acquisition and growth from diversified markets, specifically industrial and defense/aerospace, helped to offset the weakness in semiconductor sales

●	Earnings per diluted share was $0.05 while adjusted earnings per diluted share[1] was $0.10

●	Generated $2.1 million in cash from operations in the quarter; cash at March 31, 2024 was $27.3 million and reflects the $19 million in cash used for the Alfamation acquisition

●	Adjusting full year revenue expectation to $140 million to $150 million which represents 18% growth over 2023 at the mid-point of the range

MT. LAUREL, NJ - May 6, 2024 -- inTEST Corporation (NYSE American: INTT), a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets which include automotive/EV, defense/aerospace, industrial, life sciences, security, and semiconductor (“semi”), today announced financial results for the quarter ended March 31, 2024. Results include Alfamation S.p.A. (“acquisition” or “Alfamation”) from the date of acquisition which was March 12, 2024.

Nick Grant, President and CEO, commented, “Our first quarter results continue to reflect the tempered semiconductor market conditions we saw exiting 2023. While down year-over-year, sequentially sales were up although margins were impacted by the timing of the acquisition, the mix in sales, and higher professional fees. On the order front and outlook, we saw a sudden shift in order trends as a number of opportunities which we had expected late in the quarter were either delayed or reduced in size. It appears that capacity build in the semiconductor industry in conjunction with slower demand has stalled some customers’ investments in new capital projects, specifically in front-end semi. While our pipeline across all markets remains healthy, the rate of opportunity conversion to orders over the last few quarters has been slowing. Given the unexpected lower rate of orders in the quarter we are moderating our full year outlook.”

He added, “Nonetheless, we have a record backlog of $55.5 million that measurably benefited from the $22.8 million in backlog from Alfamation. This backlog provides us further confidence in our expectations for the acquisition. Importantly, we remain highly encouraged with our long-term outlook. We are continuing to build inTEST into a global leader of test and process technologies by introducing new products, innovating to create solutions for our customers’ toughest challenges and being application experts in the industries we serve. We expect key target markets to continue to benefit from ongoing macro tailwinds such as reshoring/near shoring, automation, electronification and digitization, productivity enhancements and rebuilding of domestic defense capabilities. Our acquisition pipeline also remains active. Although near term visibility is limited, we expect to continue to deliver growth in 2024 aided by the acquisition of Alfamation.”

1 Adjusted earnings per diluted share is a non-GAAP financial measure.  Further information can be found under “Non-GAAP Financial Measures.”  See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

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inTEST Reports $29.8 Million in Revenue for First Quarter 2024

May 6, 2024

First Quarter 2024 Review (see revenue by market and by segments in accompanying tables)

	Three Months Ended
($ in 000s)			Change			Change
	3/31/2024	3/31/2023	$	%	12/31/2023	$	%
Revenue	$29,824	$31,919	$(2,095)	-6.6%	$27,884	$1,940	7.0%
Gross profit	$13,076	$15,052	$(1,976)	-13.1%	$12,449	$627	5.0%
Gross margin	43.8%	47.2%			44.6%
Operating expenses (incl. intangible amort.)	$12,584	$11,534	$1,050	9.1%	$11,340	$1,244	11.0%
Operating income	$492	$3,518	$(3,026)	-86.0%	$1,109	$(617)	-55.6%
Operating margin	1.6%	11.0%			4.0%
Net earnings	$662	$2,817	$(2,155)	-76.5%	$1,455	$(793)	-54.5%
Net margin	2.2%	8.8%			5.2%
Earnings per diluted share (“EPS”)	$0.05	$0.25	$(0.20)	-80.0%	$0.12	$(0.07)	-58.3%
Adjusted net earnings (Non-GAAP)	$1,162	$3,269	$(2,107)	-64.5%	$1,910	$(748)	-39.2%
Adjusted EPS (Non-GAAP)[2]	$0.10	$0.29	$(0.19)	-65.5%	$0.16	$(0.06)	-37.5%
Adjusted EBITDA (Non-GAAP)[2]	$1,811	$4,826	$(3,015)	-62.5%	$2,418	$(607)	-25.1%
Adjusted EBITDA margin (Non-GAAP)[2]	6.1%	15.1%			8.7%

Compared with the prior-year period, first quarter revenue was down $2.1 million and was impacted by $2.7 million lower sales to the semi market. This was partially offset by the $1.4 million contribution in revenue from the acquisition, primarily in automotive/EV, as well as an increase of $1.1 million to the industrial market, and a 14%, or $0.4 million, increase in sales to the defense/aerospace market. Sequentially, revenue increased by $1.9 million as a result of semi revenue growing 39%, defense/aerospace sales increasing 34% and the acquisition offsetting declines in auto/EV.

Gross margin was 43.8% in the first quarter, a 340-basis point contraction compared with the prior-year period primarily due to the timing of the acquisition, volume and product mix. Due to the stub period of ownership and timing of revenue and costs, the acquisition was dilutive to gross margin by 100 basis points. Operating expenses increased primarily because of $350,000 of incremental expenses gained from the acquisition, $650,000 of incremental corporate development expenses and approximately $200,000 in higher professional fees associated with reporting of 2023 financials and Sarbanes-Oxley Act compliance. These costs were somewhat offset by lower selling costs and expense management.

With the benefit of other income in the quarter of $0.4 million, net earnings were $0.7 million, or $0.05 per diluted share. Adjusted net earnings (Non-GAAP) 2 were $1.2 million, or $0.10 adjusted EPS (Non-GAAP) 2.

Balance Sheet and Cash Flow Review

Cash and cash equivalents (including restricted cash) at the end of the first quarter of 2024 were $27.3 million, down from $45.3 million at the end of December 31, 2023 as a result of approximately $19 million in cash used for the acquisition. During the quarter, the Company generated $2.1 million in cash from operations. Capital expenditures were $0.3 million in the first quarter of 2024, similar to the prior-year period.

At quarter end, total debt was $20.4 million which includes approximately $9.4 million assumed with the acquisition. The Company repaid approximately $1 million in debt in the quarter. At March 31, 2024, the Company had $30 million available under its delayed draw term loan facility and no borrowings under the $10 million revolving credit facility. On May 2, 2024, the Company extended the maturity of its delayed draw term loan and revolving credit facility to May 2, 2031. In addition, the allowed window to draw on the term loan was extended to May 2, 2026.

2 Adjusted net earnings, adjusted EPS, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. Further information can be found under “Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release

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inTEST Reports $29.8 Million in Revenue for First Quarter 2024

May 6, 2024

First Quarter 2024 Orders and Backlog (see orders by market in accompanying tables)

	Three Months Ended
($ in 000s)			Change			Change
	3/31/2024	3/31/2023	$	%	12/31/2023	$	%
Orders	$22,799	$30,824	$(8,025)	-26.0%	$27,523	$(4,724)	-17.2%
Backlog (at quarter end)	$55,481	$45,705	$9,776	21.4%	$40,130	$15,351	38.3%

First quarter orders of $22.8 million, including $1.8 million in orders related to the acquisition, declined 26% over the prior-year period. The decline reflects an $8.1 million, or 44%, decline in orders from the semi market. Life sciences and industrial markets declined $2.3 million combined due to the timing of orders received. Approximately $5 million in expected orders were delayed or reduced by customers at the end of the quarter.

Sequentially, orders declined 17.2%. Growth in demand in automotive/EV and back-end semi partially offset sequential declines in front-end semi, life sciences and other markets. The sequential decline in orders for the defense/aerospace and industrial markets were largely the result of tough comparators.

Backlog at March 31, 2024, was $55.5 million and included $22.8 million of backlog associated with the acquisition. Approximately 45% of the backlog is expected to ship beyond the second quarter of 2024.

Second Quarter and Full Year 2024 Outlook

Revenue for the second quarter of 2024 is expected to be in the range of $34 million to $36 million with gross margin in the range of approximately 44% to 45%.

Second quarter 2024 operating expenses, including amortization, are expected to run at approximately $14.5 million to $15 million, and reflect annual merit increases. Intangible asset amortization is expected to be approximately $1.5 million pre-tax, or approximately $1.2 million after tax. Interest expense is expected to be approximately $195,000 for the quarter.

Based on weighted average shares of 12.3 million, second quarter 2024 EPS is expected to be in the range of $0.00 to $0.06, while adjusted EPS (Non-GAAP) (1) is expected to be in the range of $0.10 to $0.16.

For the full year of 2024, including first quarter results, the Company expectations are now as follows:

(As of May 6, 2024)	Current Guidance	Previous Guidance
Revenue	$140 million to $150 million	$145 million to $155 million
Gross margin	44% to 46%	45% to 46%
Operating expenses	$56 million to $58 million	$57 million to $59 million
Intangible asset amort expense	Approximately $5 million	Approximately $4.0 million
Intangible asset amort exp. After tax	Approximately $4.1 million	Approximately $3.5 million
Effective tax rate	17% to 19%	18% to 20%
Capital expenditures	1% to 2% of sales	1% to 2% of sales

The foregoing guidance is based on management’s current views with respect to operating and market conditions and customers’ forecasts. It also assumes macroeconomic conditions remain unchanged through the end of the year. Actual results may differ materially from what is provided here today as a result of, among other things, the factors described under “Forward-Looking Statements” below. Further information about non-GAAP measures can be found under “Non-GAAP Financial Measures” and the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

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inTEST Reports $29.8 Million in Revenue for First Quarter 2024

May 6, 2024

Conference Call and Webcast

The Company will host a conference call and webcast today at 4:45 p.m. ET. During the conference call, management will review the financial and operating results and discuss inTEST’s corporate strategy and outlook. A question-and-answer session will follow. To listen to the live call, dial (201) 689-8263. In addition, the webcast and slide presentation may be found at intest.com/investor-relations.

A telephonic replay will be available from 9:00 p.m. ET on the day of the call through Monday, May 13, 2024. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13745674. The webcast replay can be accessed via the investor relations section of intest.com, where a transcript will also be posted once available.

About inTEST Corporation

inTEST Corporation is a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets including automotive/EV, defense/aerospace, industrial, life sciences, and security, as well as both the front-end and back-end of the semiconductor manufacturing industry. Backed by decades of engineering expertise and a culture of operational excellence, inTEST solves difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. inTEST’s strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach, and market expansion. For more information, visit www.intest.com.

Non-GAAP Financial Measures and Forward-Looking Non-GAAP Financial Measures

In addition to disclosing results that are determined in accordance with generally accepted accounting practices in the United States (“GAAP”), we also disclose non-GAAP financial measures. These non-GAAP financial measures consist of adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin.

Definition of Non-GAAP Measures

The Company defines these non-GAAP measures as follows:

─	Adjusted net earnings is derived by adding acquired intangible amortization, adjusted for the related income tax expense (benefit), to net earnings.

─	Adjusted earnings per diluted share (adjusted EPS) is derived by dividing adjusted net earnings by diluted weighted average shares outstanding.

─	Adjusted EBITDA is derived by adding acquired intangible amortization, net interest expense, income tax expense, depreciation, and stock-based compensation expense to net earnings.

─	Adjusted EBITDA margin is derived by dividing adjusted EBITDA by revenue.

These results are provided as a complement to the results provided in accordance with GAAP. Adjusted net earnings and adjusted earnings per diluted share (adjusted EPS) are non-GAAP financial measures presented to provide investors with meaningful, supplemental information regarding our baseline performance before acquired intangible amortization charges as management believes this expense may not be indicative of our underlying operating performance. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures presented primarily as a measure of liquidity as they exclude non-cash charges for acquired intangible amortization, depreciation and stock-based compensation. In addition, adjusted EBITDA and adjusted EBITDA margin also exclude the impact of interest income or expense and income tax expense or benefit, as management believes these expenses may not be indicative of our underlying operating performance.

Management’s Use of Non-GAAP Measures

The non-GAAP financial measures presented in this press release are used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. Reconciliations from net earnings and earnings per diluted share (EPS) to adjusted net earnings and adjusted earnings per diluted share (adjusted EPS) and from net earnings and net margin to adjusted EBITDA and adjusted EBITDA margin, are contained in the tables below.

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inTEST Reports $29.8 Million in Revenue for First Quarter 2024

May 6, 2024

Limitations of adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin

Each of our non-GAAP measures have limitations as analytical tools. They should not be viewed in isolation or as a substitute for GAAP measures of earnings or cash flows. Limitations may include the cash portion of interest expense, income tax (benefit) provision, charges related to intangible asset amortization and stock-based compensation expense. These items could significantly affect our financial results.

Management believes these Non-GAAP financial measures are important in evaluating our performance, results of operations, and financial position. We use non-GAAP financial measures to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business.

Adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin are not alternatives to net earnings, earnings per diluted share or margin as calculated and presented in accordance with GAAP. As such, they should not be considered or relied upon as substitutes or alternatives for any such GAAP financial measure. We strongly urge you to review the reconciliations of adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin along with our financial statements included elsewhere in this press release. We also strongly urge you not to rely on any single financial measure to evaluate our business. In addition, because adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin are not measures of financial performance under GAAP and are susceptible to varying calculations, the adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin measures as presented in this press release may differ from and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Non-GAAP Financial Measures

This release includes certain forward-looking non-GAAP financial measures, including estimated adjusted earnings per diluted share (estimated adjusted EPS). We have provided these non-GAAP measures for future guidance for the same reasons that were outlined above for historical non-GAAP measures.

We have reconciled non-GAAP forward-looking estimated adjusted EPS to its most directly comparable GAAP measure. The reconciliation from estimated net earnings per diluted share (EPS) to estimated adjusted EPS is contained in the table below.

Key Performance Indicators

In addition to the foregoing non-GAAP measures, management uses orders and backlog as key performance metrics to analyze and measure the Company’s financial performance and results of operations. Management uses orders and backlog as measures of current and future business and financial performance, and these may not be comparable with measures provided by other companies. Orders represent written communications received from customers requesting the Company to provide products and/or services. Backlog is calculated based on firm purchase orders we receive for which revenue has not yet been recognized. Management believes tracking orders and backlog are useful as it often is a leading indicator of future performance. In accordance with industry practice, contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Given that each of orders and backlog are operational measures and that the Company’s methodology for calculating orders and backlog does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation for each is not required or provided.

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inTEST Reports $29.8 Million in Revenue for First Quarter 2024

May 6, 2024

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of the Company’s plans, strategies and intentions, or our future performance or goals, that are based upon management’s current expectations. These forward-looking statements can often be identified by the use of forward-looking terminology such as “believe,” “continuing,” “could,” “expects,” “guidance,” “may,” “outlook,” “will,” “should,” “plan,” “potential,” “forecasts,” “targets,” “estimates,” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as the Company’s ability to execute on its 5-Point Strategy, realize the potential benefits of acquisitions and successfully integrate any acquired operations, grow the Company’s presence in its key target and international markets, manage supply chain challenges, convert backlog to sales and to ship product in a timely manner; the success of the Company’s strategy to diversify its markets; the impact of inflation on the Company’s business and financial condition; indications of a change in the market cycles in the semi market or other markets served; changes in business conditions and general economic conditions both domestically and globally including rising interest rates and fluctuation in foreign currency exchange rates; changes in the demand for semiconductors; access to capital and the ability to borrow funds or raise capital to finance potential acquisitions or for working capital; changes in the rates and timing of capital expenditures by the Company’s customers; and other risk factors set forth from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by the Company in this press release is based only on information currently available to management and speaks to circumstances only as of the date on which it is made. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

Contacts:

inTEST Corporation	Investors:
Duncan Gilmour	Deborah K. Pawlowski
Chief Financial Officer and Treasurer	Kei Advisors LLC
Tel: (856) 505-8999	dpawlowski@keiadvisors.com
Tel: (716) 843-3908

– FINANCIAL TABLES FOLLOW –

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inTEST Reports $29.8 Million in Revenue for First Quarter 2024

May 6, 2024

inTEST CORPORATION

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2024	2023

Revenue	$29,824	$31,919
Cost of revenue	16,748	16,867
Gross profit	13,076	15,052

Operating expenses:
Selling expense	4,590	4,455
Engineering and product development expense	1,982	1,904
General and administrative expense	6,012	5,175
Total operating expenses	12,584	11,534

Operating income	492	3,518
Interest expense	(140)	(182)
Other income	435	58

Earnings before income tax expense	787	3,394
Income tax expense	125	577

Net earnings	$662	$2,817

Earnings per common share – basic	$0.06	$0.26

Weighted average common shares outstanding – basic	12,026,361	10,755,729

Earnings per common share – diluted	$0.05	$0.25

Weighted average common shares and common share equivalents outstanding – diluted	12,158,297	11,088,664

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inTEST Reports $29.8 Million in Revenue for First Quarter 2024

May 6, 2024

inTEST CORPORATION

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,331	$45,260
Trade accounts receivable, net of allowance for credit losses of $426 and $474, respectively	22,859	18,175
Inventories	31,331	20,089
Prepaid expenses and other current assets	3,868	2,254
Total current assets	85,389	85,778
Property and equipment:
Machinery and equipment	8,639	7,118
Leasehold improvements	3,932	3,601
Gross property and equipment	12,571	10,719
Less: accumulated depreciation	(7,800)	(7,529)
Net property and equipment	4,771	3,190
Right-of-use assets, net	6,270	4,987
Goodwill	33,278	21,728
Intangible assets, net	28,819	16,596
Deferred tax assets	-	1,437
Restricted certificates of deposit	100	100
Other assets	900	1,013
Total assets	$159,527	$134,829

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of Term Note and other long-term debt	$9,629	$4,100
Current portion of operating lease liabilities	2,017	1,923
Accounts payable	11,395	5,521
Accrued wages and benefits	6,482	4,156
Accrued professional fees	883	1,228
Customer deposits and deferred revenue	5,596	3,797
Accrued sales commissions	1,116	1,055
Domestic and foreign income taxes payable	509	1,038
Other current liabilities	2,026	1,481
Total current liabilities	39,653	24,299
Operating lease liabilities, net of current portion	4,644	3,499
Term Note and other long-term debt, net of current portion	10,808	7,942
Contingent consideration	822	1,093
Deferred revenue, net of current portion	1,210	1,331
Deferred tax liabilities	1,126	-
Other liabilities	1,947	384
Total liabilities	60,210	38,548
Commitments and Contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.01 par value; 20,000,000 shares authorized; 12,566,024 and 12,241,925 shares issued, respectively	125	122
Additional paid-in capital	56,954	54,450
Retained earnings	42,858	42,196
Accumulated other comprehensive earnings	311	414
Treasury stock, at cost; 78,515 and 75,758 shares, respectively	(931)	(901)
Total stockholders' equity	99,317	96,281
Total liabilities and stockholders' equity	$159,527	$134,829

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inTEST Reports $29.8 Million in Revenue for First Quarter 2024

May 6, 2024

inTEST CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$662	$2,817
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,282	1,176
Provision for excess and obsolete inventory	176	135
Foreign exchange gain	(28)	(18)
Amortization of deferred compensation related to stock-based awards	349	474
Discount on shares sold under Employee Stock Purchase Plan	8	8
Proceeds from sale of demonstration equipment, net of gain	19	6
Deferred income tax expense (benefit)	226	(404)
Changes in assets and liabilities:
Trade accounts receivable	(982)	291
Inventories	(396)	(2,038)
Prepaid expenses and other current assets	508	(740)
Other assets	(22)	2
Operating lease liabilities	(447)	(423)
Accounts payable	1,311	403
Accrued wages and benefits	939	(654)
Accrued professional fees	(342)	(142)
Customer deposits and deferred revenue	(782)	921
Accrued sales commissions	66	(221)
Domestic and foreign income taxes payable	(406)	864
Other current liabilities	70	43
Deferred revenue, net of current portion	(121)	-
Other liabilities	(15)	(16)
Net cash provided by operating activities	2,075	2,484

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	(18,904)	-
Purchase of property and equipment	(340)	(334)
Net cash used in investing activities	(19,244)	(334)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term borrowings	273	-
Repayments of long-term borrowings	(1,181)	(1,025)
Proceeds from shares sold under Employee Stock Purchase Plan	46	40
Proceeds from stock options exercised	18	165
Settlement of employee tax liabilities in connection with treasury stock transaction	(30)	(33)
Net cash used in financing activities	(874)	(853)

Effects of exchange rates on cash	114	71

Net cash provided by (used in) all activities	(17,929)	1,368
Cash, cash equivalents and restricted cash at beginning of period	45,260	14,576
Cash, cash equivalents and restricted cash at end of period	$27,331	$15,944

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inTEST Reports $29.8 Million in Revenue for First Quarter 2024

May 6, 2024

inTEST CORPORATION

Revenue by Market

(In thousands)

(Unaudited)

($ in 000s)	Three Months Ended
					Change				Change
	3/31/2024		3/31/2023		$	%	12/31/2023		$	%
Revenue
Semi	$14,967	50.2%	$17,683	55.4%	$(2,716)	-15.4%	$10,743	38.5%	$4,224	39.3%
Industrial	4,187	14.0%	3,137	9.8%	1,050	33.5%	5,911	21.2%	(1,724)	-29.2%
Auto/EV	3,958	13.3%	2,597	8.1%	1,361	52.4%	3,981	14.3%	(23)	-0.6%
Life Sciences	653	2.2%	1,513	4.8%	(860)	-56.8%	878	3.1%	(225)	-25.6%
Defense/Aerospace	3,239	10.9%	2,839	8.9%	400	14.1%	2,416	8.7%	823	34.1%
Security	541	1.8%	966	3.0%	(425)	-44.0%	819	3.0%	(278)	-33.9%
Other	2,279	7.6%	3,184	10.0%	(905)	-28.4%	3,136	11.2%	(857)	-27.3%
	$29,824	100.0%	$31,919	100.0%	$(2,095)	-6.6%	$27,884	100.0%	$1,940	7.0%

Orders by Market

(In thousands)

(Unaudited)

($ in 000s)	Three Months Ended
					Change				Change
	3/31/2024		3/31/2023		$	%	12/31/2023		$	%
Orders
Semi	$10,253	45.0%	$18,346	59.5%	$(8,093)	-44.1%	$13,295	48.3%	$(3,042)	-22.9%
Industrial	3,093	13.5%	4,142	13.5%	(1,049)	-25.3%	3,445	12.5%	(352)	-10.2%
Auto/EV	4,041	17.7%	2,044	6.6%	1,997	97.7%	1,822	6.6%	2,219	121.8%
Life Sciences	698	3.1%	1,936	6.3%	(1,238)	-63.9%	877	3.2%	(179)	-20.4%
Defense/Aerospace	2,684	11.8%	1,977	6.4%	707	35.8%	5,161	18.8%	(2,477)	-48.0%
Security	40	0.2%	212	0.7%	(172)	-81.1%	65	0.2%	(25)	-38.5%
Other	1,990	8.7%	2,167	7.0%	(177)	-8.2%	2,858	10.4%	(868)	-30.4%
	$22,799	100.0%	$30,824	100.0%	$(8,025)	-26.0%	$27,523	100.0%	$(4,724)	-17.2%

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inTEST Reports $29.8 Million in Revenue for First Quarter 2024

May 6, 2024

inTEST CORPORATION

Segment Data

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue:
Electronic Test	$11,116	$10,371
Environmental Technologies	6,828	8,042
Process Technologies	11,880	13,506
Total revenue	$29,824	$31,919

Division operating income:
Electronic Test	$1,813	$2,578
Environmental Technologies	15	1,013
Process Technologies	1,961	2,676
Total division operating income	3,789	6,267

Corporate expenses	(2,702)	(2,205)
Acquired intangible amortization	(595)	(544)
Interest expense	(140)	(182)
Other income	435	58
Earnings before income tax expense	$787	$3,394

-MORE-

inTEST Reports $29.8 Million in Revenue for First Quarter 2024

May 6, 2024

inTEST CORPORATION

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share and percentage data)
(Unaudited)

Reconciliation of Net Earnings to Adjusted Net Earnings (Non-GAAP) and
Earnings Per Diluted Share to Adjusted EPS (Non-GAAP):

	Three Months Ended
	3/31/2024	3/31/2023	12/31/2023

Net earnings	$662	$2,817	$1,455
Acquired intangible amortization	595	544	513
Tax adjustments	(95)	(92)	(58)
Adjusted net earnings (Non-GAAP)	$1,162	$3,269	$1,910

Diluted weighted average shares outstanding	12,158	11,089	12,122
Earnings per diluted share:(1)
Net earnings	$0.05	$0.25	$0.12
Acquired intangible amortization	0.05	0.05	0.04
Tax adjustments	(0.01)	(0.01)	–
Adjusted EPS (Non-GAAP)	$0.10	$0.29	$0.16

(1) Components may not add up to totals due to rounding.

Reconciliation of Net Earnings and Net Margin to Adjusted EBITDA (Non-GAAP) and
Adjusted EBITDA Margin (Non-GAAP):

	Three Months Ended
	3/31/2024	3/31/2023	12/31/2023

Net earnings	$662	$2,817	$1,455
Acquired intangible amortization	595	544	513
Net interest expense (income)	(193)	169	(340)
Income tax expense	125	577	111
Depreciation	273	245	255
Non-cash stock-based compensation	349	474	424
Adjusted EBITDA (Non-GAAP)	$1,811	$4,826	$2,418
Revenue	29,824	31,919	27,884
Net margin	2.2%	8.8%	5.2%
Adjusted EBITDA margin (Non-GAAP)	6.1%	15.1%	8.7%

Reconciliation of Second Quarter 2024 Estimated Earnings Per Diluted Share to
Estimated Adjusted EPS (Non-GAAP):

	Low	High

Estimated earnings per diluted share	$0.00	$0.06
Estimated acquired intangible amortization	0.12	0.12
Estimated tax adjustments	(0.02)	(0.02)
Estimated adjusted EPS (Non-GAAP)	$0.10	$0.16

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